Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Coherent Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	4,500,000(1)	$35.41(2)	$159,345,000	$147.60 per $1,000,000	$23,519.32

Total Offering Amounts					$159,345,000		$23,519.32

Total Fee Offsets					—	—	—

Net Fees Due							$23,519.32

(1)

This Registration Statement also registers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The fee is calculated on the basis of the average of the high and low trading prices for the Registrant’s outstanding shares of common stock on the New York Stock Exchange on November 16, 2023, which was $35.41.